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The following is a transcript of Akebia Therapeutics, Inc.’s stockholder information session call held on Friday, April 21, 2023.

Akebia Therapeutics, Inc (Stockholder Information Session)

April 21, 2023

Corporate Speakers:

•	Mercedes Carrasco; Akebia Therapeutics, Inc.; Senior Director, Investor and Corporate Communications

•	John Butler; Akebia Therapeutics, Inc.; CEO, President & Director

•	David Spellman; Akebia Therapeutics, Inc.; Principal Accounting Officer, Senior VP, CFO & Treasurer

PRESENTATION

Mercedes Carrasco^ Good morning, and welcome to Akebia’s Stockholder Information Session. Today, I’m joined by John Butler, Akebia’s CEO; and Dave Spellman, CFO. Before we begin, I’d like to remind everyone that this webcast includes forward-looking statements.

Each forward-looking statement on this webcast is subject to risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Additional information describing these risks is included in Risk Factors and Management Discussion and Analysis section of our most recent annual and quarterly reports filed with the SEC. The forward-looking statements on this webcast speak only as to the original date of the webcast, and, except as required by law, we do not undertake any obligation to update or revise these statements.

On March 17, we filed a revised definitive proxy statement with the SEC in connection with a special meeting of stockholders now scheduled to reconvene on May 4, 2023 at 10 a.m. Eastern Time in a virtual meeting format at a live webcast.

We are holding the special meeting to seek stockholder approval to, among other things, effect a reverse stock split of Akebia’s common stock, which we believe will allow the company to regain compliance with the NASDAQ Stock Market’s minimum Bid Price Rule and avoid delisting.

Today, we will speak specifically to Proposal 1A, an amendment to Akebia’s charter to effect a reverse stock split of Akebia’s outstanding common stock and also address concerns about dilution.

Since filing the proxy, we have received many comments and questions about the impact to stockholder value in the event that we effect the stock split. We recognize the importance of engaging with our stockholders including many individuals who have been following and supporting the company for a long time.

We are hopeful that this call will provide background into our financial approach. We’d like to thank our stockholders first for their ongoing support and second, for their thoughtful questions.

John and Dave will provide context on the current state of operations at Akebia and outline the rationale for the reverse stock split. We will then address specific questions which have been collected and summarized over the past several weeks. With that, please let me introduce John Butler, CEO.

John Butler^ Thanks, Mercedes. Let’s start with what should be obvious. We have never wanted to enact a reverse split as we believe that the value we’ve driven in the company far outweighs our current market cap. However, we believe there is significant value in having and maintaining a NASDAQ listing for the long-term health of the Akebia business.

We fully understand the trading dynamics that may potentially impact our stock negatively with a reverse split, but we balance those dynamics with the value brought to investors in the long term by having a NASDAQ listing which will help us to maximize shareholder value.

In the year since we received the NASDAQ deficiency notice, we’ve built significant value and provided meaningful business updates yet we’ve not regained compliance. Just to remind you of some of these accomplishments, we’ve grown Auryxia revenue more than 24% from 2021 to 2022 to $177 million.

We regained the rights to vadadustat from Otsuka last summer in the U.S., Europe and other territories, along with $55 million in cash. We gained a positive CHMP opinion for vadadustat in February of ‘22.

We reported encouraging data on vadadustat in acute respiratory distress syndrome or ARDS as well as positive data from our 3x weekly alternate dosing study in dialysis patients. We reduced our headcount by over 50% from the start of 2022, saving significant cash flow.

We’ve restructured our supply chain saving nearly $70 million against future excess purchase commitments. And finally, we’ve progressed the process with the FDA to formally dispute our Complete Response Letter, or CRL, for vadadustat from March of 2022. Of course, we expect several more catalysts to come. including a potential European approval and commercial partnership.

About a year ago, Akebia’s leadership team with the support of our Board of Directors, reset our strategic focus. We carefully outlined their initiatives, to maximize Auryxia revenue, support vadadustat globally to move forward various regulatory processes and to thoughtfully invest in our pipeline.

We strongly believe that executing our operating plan to align with these initiatives is the best way to increase shareholder value and our commitment to our strategic focus and these initiatives has been clear over the past year. But now let’s turn to the issue at hand. I request the stockholder vote For Proposal 1A to effect a reverse stock split.

As of today, a significant majority of our stockholders who have voted are in favor of the reverse split as we believe they also find value in the NASDAQ listing. Further, the two leading proxy advisory services have both recommended stockholders vote For all proposals.

We adjourned the meeting because we did not have enough total votes for Proposal 1A, as we need 50% plus one of all outstanding shares to vote in favor. Those who currently voted against the reverse split are in the minority. We want to protect the interest of all stockholders and educate about what the proposals really mean.

In the event that Akebia is delisted from NASDAQ, the only established trading market for our common stock would be eliminated, and we’ll be forced to list our shares on the OTC markets or other quotation medium depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would likely find it more difficult to trade or obtain accurate price quotations for Akebia shares.

Delisting would also likely reduce the visibility, liquidity and value of Akebia’s common stock, reduce institutional investors’ interest in the company and may increase the volatility of the common stock. Delisting could also cause a loss of confidence of potential industry partners, lenders and employees, which could further harm Akebia’s business and future prospects.

Bottom line, we believe more long-term value could be lost from delisting than potential short-term value loss from a reverse stock split due to short-term trading dynamics. It’s true that historically, more companies that execute a split have seen a stock price drop in the weeks after the reverse split than those who have seen a net gain. Now some stockholders have expressed concern about the vote driving dilution. So before I answer other questions we received, I’ll have Dave address those concerns.

David Spellman^ Thank you, John. I believe the issue of dilution, which has been brought up by several of our retail investors is an important issue that needs some clarification. This vote does not dilute any existing shareholder. Everyone keeps their pro rata share of the company. This will pertain to share count. There are three separate issues at hand that are up for both pertaining to share count, which I’ll do my best to explain.

Let me assign some definitions that are important. They are outstanding shares, authorized shares and shares available for issuance. We have approximately 185 million outstanding shares of common stock. These are shares held by our shareholders today.

We currently have 350 million authorized shares of common stock, which is the total amount of shares of common stock that we can issue under our current charter. Doing the math, the difference between our outstanding shares and our authorized shares is our shares available for issuance, that number stands at approximately 165 million today.

With that out of the way, first, on Proposal 1A. This question asks for us to do a reverse stock split of all outstanding shares of common stock. If we are able to do this and only this vote passes, assuming we do a 10 for 1 reverse split just for math simplicity, the math on share count would be as follows: 18.5 million outstanding shares, 331.5 shares available for issuance for a total of 350 million authorized shares of common stock.

Next, 1B. If you are concerned about dilution and if you believe 1A might have, a For vote on 1B is the only vote that actually reduces shares available for sale. Anyone who tells you a No vote on 1B will address your dilution concern does not understand how this vote works, how our charter works and how reverse splits work in general. It’s a misinformed suggestion and puts your ability to protect your dilution concerns at great risk.

So if 1A and 1B are to pass, the share count is as follows: 18.5 million outstanding shares, 16.5 million shares available for issue for a total of 35 million shares outstanding. If 1A does not pass, the vote on 1B does not matter.

Finally, on Proposal 2, where we are asked to double the authorized share count. Proposal 2 can only pass if 1A and 1B both pass. If this happens, our last year’s share count will look like this, 18.5 million shares outstanding, 51.5 million shares per issue for a total of 70 million shares outstanding.

The shares available for issue would be approximately 31% of the shares available for issue today. If it does not pass after 1B passes, there would only be 16.5 million shares available for issue or 10% of what’s available today.

The obvious question when thinking about actual dilution is what will be done with these available shares, if anything. There are clearly options. We don’t have specific plans for them at this time with the exception of ongoing issuance of shares as part of our long-term incentives for employees which makes up a very small percent of the pool and also gets pro rated in the reverse split.

At today’s prices, we understand the impact that a capital raise would have on existing shareholders, which is why we continue to execute on our plan to run the business with cash on hand plus Auryxia revenue. I’ll hand it over now to John.

John Butler^ Thanks, Dave. Hopefully, that clarified things for folks. Now as Mercedes mentioned earlier, I do want to thank all of our stockholders for so many questions, and I think we should probably move to that now. Mercedes.

QUESTIONS AND ANSWERS

Mercedes Carrasco^ Great. Thanks, John. We received many questions and comments about decisions leadership has made in the past year and even prior to receiving our CRL for vadadustat. In short, stockholders are asking, how we even ended up here?

John Butler^ Thanks, Mercedes. So we received a CRL for vadadustat from the FDA over a year ago. Now if you look back at our development program, we run an outstanding clinical development program over 7,000 patients. We submitted our NDA. We felt from the beginning and still do today, very confident in the data that supported an indication for patients on dialysis. We knew we missed the primary safety endpoint for non-dialysis. So we always question whether that would be lead to an approval.

As I said, we still believe in the dialysis indication, which is why we’re going through the formal dispute resolution process. Unfortunately, when you look at the issue we’re dealing with today, we haven’t been in compliance with the NASDAQ listing requirement for almost a year and beyond when we received the CRL. Now this is despite the fact that we’ve executed on the plan we put in place post the CRL, all those things that I talked about earlier.

And over the course of the past year, we announced multiple positive business updates, reporting positive momentum and all these highlights, we think matters in driving value for the company, and we’re going to continue to do that. But to date, they’ve not moved the stock price back to a place where we’re in compliance. So as such, we need to issue the proxy to secure a vote for a reverse stock split.

I’ll reiterate what I said upfront. We don’t want to do a reverse stock split. We believe that the operating successes that we’ve had would drive us into compliance organically. But we’re also up against the time line that’s imposed by NASDAQ. And as such, we need — we needed to issue this proxy, and we do want to secure a vote For to a reverse stock split.

Mercedes Carrasco^ Thank you, John. We’ve also gotten several questions and comments about the regulatory processes in the U.S. and Europe, especially as we’re quickly approaching the potential decision point. Can you comment any more on those processes?

John Butler^ Yes, I’m more than happy to. You’re absolutely right. The time line for both, we believe, are expected in the near term. Certainly, for the EMA, we know that they are on a reasonably firm time line for when they issue decisions. And for the FDA, we’ve said we do expect to hear back before the end of the quarter or by the end of the quarter, but that is just an assumption based on our meeting with Dr. Stein.

It’s interesting we’ve gotten a number of questions that have asked things like, why haven’t you called Dr. Stein to ask him to move this process forward because we have this vote coming up.

And anyone who’s dealt with any regulatory authority or government agency, I think will recognize that the processes are in place for a reason, and they follow processes. And the idea that a lawyer who has a decision in front of a judge and client says, call the judge and ask him to deliver that, that ruling sooner, that’s important to me. I think generally, the advice would not be to follow through on that.

Remember, our objective is what’s best for Akebia in the long term. And in the long term, it’s getting Dr. Stein to provide us a path to an approval for vadadustat. He’s been engaged and active and we’ve been actively engaged with him, and we think that’s the best path to success there. To rush that — well, in my estimation, will not help us deliver what’s positive for Akebia shareholders in the long term.

And similarly, in Europe, and people have suggested, well, you should ask for an expedited review in Europe. And expedited reviews are available for products. Generally, those are reserved for products where there’s no alternative treatment available. And while we absolutely believe that vadadustat is going to help thousands of patients in Europe, we know that there are other products available to treat anemia in dialysis patients in Europe.

So again, EMA has a very clear process that we’ve been clear in our disclosures around and it’s unfortunate that it hasn’t aligned exactly with what the timing of the NASDAQ non-compliance issues, but we do believe that we can drive these to positive outcomes.

Mercedes Carrasco^ Thanks, John. Okay. Now shifting to question specific to the reverse stock split. Many investors believe there are alternative ways to increase the stock price. Why won’t Akebia buy back stock with available cash?

David Spellman^ Thanks, Mercedes. We’ve definitely gotten that question a few times. Maybe I’ll just start with a few important points on it. Our objective is to run the business with available cash and cash from operations. We don’t believe it would be financially responsible to leverage our cash to buy back stock. First, it would potentially limit our ability to make other strategic decisions. For example, possibly investing in our pipeline or executing on other deals that would better impact our financial health in the long term.

Let me provide two examples of that. We recently negotiated termination of the BioVectra supply agreement that resulted in almost $70 million in cost savings over five years, but did require an upfront payment.

Second, last year, we paid down $25 million of debt used in cash on hand, which yielded a 34% cost savings on the interest over the remaining term of our loan. Those are two really important things that fared real operating cash and extending our cash runway. So we need cash on hand to implement decisions like these as they arise.

Speaking of debt, we do have $51 million of senior debt as of March 31. Stock repurchase plans are usually ways to return excess capital to shareholders. We’ve already stated with our historical actions that if we have the excess capital, we plan to pay down debt, which would further reduce cash burn and extend our cash runway. Perhaps more importantly, there is no guarantee that a stock buyback would result in a sustained stock price increase.

Mercedes Carrasco^ Thanks, Dave. Okay. Why was Akebia insiders and the management team buy stock? Does this management have confidence in the company?

John Butler^ Thanks for the question, Mercedes. So I think the measurement of the confidence that management has in the company is the fact that we have been focused over this past year — over this past very, very difficult year on executing this business plan and delivering significant successes over that time.

Now you asked about insiders buying stock, well, as you know, there are many regulations that govern insider trading. And even in normal times, there are very limited windows or insiders are able to buy shares of their own company.

And when you think about what Akebia has been going through over the past year, when you think about the regular interactions with regulators in the U.S. and Europe, with things like revenue numbers, very importantly, any strategic conversation, including strategic conversations with potential partners for European rights. These are all pieces of information that really would preclude management or any insider from buying Akebia stock.

So I think when you consider — when you think about that, why aren’t we buying stock, it’s not because people don’t have the feeling that there’s significant value in Akebia, it’s because we have great respect for the regulations that govern insider trading and as you should want us to.

And now at the end of the day, it’s the fact that this entire team has been focused on delivering value through this very difficult time and it’s continuing to deliver. That’s what you should use to measure the confidence this management team has in the future of the company.

David Spellman^ Yes. And I’ll just add in, John, to the point that we’ve made during the stock buyback. There’s no guarantee that management purchasing Akebia’s stock would result in the sustained stock price increase that we would need to regain compliance, the 2 just there’s no direct correlation.

Mercedes Carrasco^ Thank you both. There are several upcoming milestones related specifically to regulatory approvals. Do you think the stock price will increase organically with these milestones?

John Butler^ Well, yes. I do think that it would increase organically with these milestones. Of course, I also believe that it would increase organically with the CHMP decision, which was incredibly positive for us. And also, we had the positive top line data for our vadadustat alternative dosing study, very clear positive clinical data, and yet we didn’t see that.

So we do believe — honestly, and I think everyone who is a shareholder of Akebia should believe that if we execute on our business plan, we’re building value, and that should be reflected in our stock price. But we know that trading dynamics don’t always reflect that. And for us to say these things are going to happen and therefore, we’re going to be getting back organically to be in compliance.

This is the idea of saying, we’re going to do these things, and I hope that the market is going to react to it. And it’s a very old saying that hope is not a strategy. And I think it behooves us to continue to build value for shareholders that we’d be ready if the market doesn’t react as we expect to those things that we’re delivering, and as we’ve seen over the past year.

And that’s why, again, I’ll reiterate it, we don’t want to do a reverse stock split, but we want to stay in compliance and maintain our NASDAQ listing. And we want to have the tools available to us to do that. So we’ll continue to drive these milestones. And if those milestones are positive as we are working towards, we do expect that it will be reflected in an increased stock price. Whether we’ve done a reverse split or not, we’re going to continue to operate the business plan. But we need to have that tool available so that you can see that impact in our stock price because it’s not clouded by being traded on the OTC market.

David Spellman^ Yes. And I’ll just add in, again, I think we cannot depend on the hope that the stock will react positively and trade above $1 for 10 or more consecutive business days. That’s what we need to ensure our price meets the NASDAQ listing requirements.

Or focused, like you said, John, on building sustained value and our responsibility is to make the best business decisions to drive that sustained value. If having the ability to execute on the reverse split in the event that we do not regain compliance organically enables us to continue to make the best business decisions going forward.

John Butler^ That’s right. You — as a management team, you focus on the things that you can control. We can control our interactions with regulators, we can control, executing our business plan, driving revenue, working on a partnership, et cetera. We can’t control how the stock trades other than to deliver positive news. So we’re working to continue to work towards what we can control. The other thing we can control is to have the ability to effect the reverse stock split if we need to maintain compliance with NASDAQ.

Mercedes Carrasco^ Thank you both. Can you discuss the timing of delisting? Don’t we need to be above $1 for 10 consecutive days before May 8?

David Spellman^ Yes, I’ll take that one, Mercedes. Thanks. We do anticipate that we will receive a delisted notification on May 9. There is a process by which we can appeal the delisting determination and we’ll have to make our decision to appeal within a short period of time.

We currently anticipate that we will appeal, but need to discuss the process with our consultants as there are direct and indirect associated costs. The only way to maintain a listing upon completion of the appeal process is to trade over $1 either organically or through a reverse split for at least 10 days. NASDAQ is under no obligation to accept the appeal and there could be no assurance that even if we appeal the delisting determination that the appeal would be successful.

Again, affecting a split even after May 8 puts us in the best position to achieve and maintain a stock price of over $1 for over the 10 business days based on the NASDAQ requirements.

John Butler^ And of course, that 10 business days, I think it’s important to point out that NASDAQ can look for up to 20 business days in order to ensure your incompliance.

Mercedes Carrasco^ Thanks for that clarification, John. What is your plan if the reverse stock split is not approved?

David Spellman^ I’ll jump on that one again, Mercedes. So again, we anticipate that we’ll appeal, and we understand that NASDAQ will evaluate the appeal, including the steps the company is taking to regain compliance. As we believe a reverse split is our best course of action, we may continue to secure votes or issue a new proxy sometime later this year with a new stockholder proposal.

Of course, through this process, we will continue to move forward with our business plan to drive value organically in the business. In the meantime, we’ll explore options to be listed on the OTC market.

Regaining a NASDAQ listing is harder than keeping one and the requirements are higher and it’s a lot of work. We would rather get the vote cast now and focus on running the business.

Mercedes Carrasco^ What impact will delisting have in general and on our ability to bring innovative medicines to patients?

John Butler^ I’ll take that one, Mercedes. So — and I think we’ve talked about some of these already, but we think there’s potentially negative impact on our stock that has implications for our stockholders and impact on our business more broadly. And first for stock, for investors, delisting will clearly reduce liquidity and put downward pressure on the stock.

Many institutions don’t buy stocks traded on the OTC market, a clear goal for us as we come through the uncertainty surrounding the U.S. vadadustat regulatory status is to drive more institutional ownership for Akebia. Traded on the OTC market, that’s a very, very high bar then for us to achieve. Many institutions simply don’t buy stocks traded on the OTC market.

A lot of investors find value in the NASDAQ listing. In fact, the significant majority of those who have already voted find value in that listing. And — but it also makes it harder for us to do business as well.

The company is only as strong as the employees that it has driving its initiatives forward. And I think for many companies, there are many employees, they have a strong belief that a listing is an important measurement of the company they work at. And without a listing and that growing uncertainty that employees might have, I think it becomes more difficult to retain and recruit folks to drive our business plan forward.

David Spellman^ Yes. I mean you all see the — for example, the inducement grants. Our employees see the value in getting new higher stock. They’re proud to be shareholders in the company that they work for. Will they see less value in it? If it’s not NASDAQ listed? Probably.

John Butler^ Yes. It’s a point that really can’t be overstated. I mean our team is critical to our business. And disruption to the team makes it harder for us to support Auryxia and vadadustat and it will make it harder for us to invest in other new drugs. They also might make it harder for us to access alternative funding options or development partners. If you want to make new currently unfunded investments as we move our products through the pipeline. And making it harder to do business means it will be more difficult to increase value in the company, period.

Mercedes Carrasco^ Thank you both. Okay. If the stock price does increase before the date of delisting and/or during the appeal process, would you still execute the reverse stock split if it’s approved?

John Butler^ As I’ve said previously, our goal is not to do a reverse stock split. Our objective is to maintain compliance. Now if we’re in that appeal time frame and as Dave said, there’s no guarantee that NASDAQ will grant that time. But should they grant that time, we would have to work with NASDAQ to understand what — they are the ones who determine that we have regained compliance. And if we’re trading organically in that range, and we have that opportunity, we certainly would not affect the reverse stock split.

Remember, that split is just a tool to get us into compliance. It is a means to an end. It’s the compliance that matters to us. If we can get there through trading above $1 consistently, as Dave said, and then it’s 10 days up to 20 days. It is — I think NASDAQ would like to see us continue to trade on the market as well, would be my guess. But we want to have the tools available to maintain that listing. That’s our goal.

Mercedes Carrasco^ Thank you. So the company have a plan for a secondary stock offering in the future to raise money?

David Spellman^ Yes, I’ll take that one. We’re in a fortunate position right now, not to have to go to the capital markets. We’ve reiterated it several times but we really — we are executing on our plan to fund the business with our cash that’s generated from sales of Auryxia with our cash on hand.

We’ve had suggestions that we should go and try to increase the stock price with a stock buyback only to sell shares later. All of this stuff is going to compromise our ability to conduct business in a way that really creates the value. So we’re focused on our goal to run the company with cash on hand plus Auryxia revenue.

Mercedes Carrasco^ Thanks, Dave. Can you outline any incentive the company has to align the financial interests of the Board of Directors and the executive team with that of stockholders?

John Butler^ I think that the financial interest of the Board of Directors and executive team is directly aligned with stockholders. I think with the entire company. And every single person at Akebia is a stockholder and wants to see — wants to drive the business plan that will allow the stock to continue to increase.

From an executive team standpoint, a very significant portion of our compensation is long-term equity and the incentives that are tied to the performance of the stock or tied to driving our business plan and achieving the objectives that we believe will lead to an increase in the stock price. So I think the executive team and the Board and the stockholders are very well aligned.

Mercedes Carrasco^ Thank you, John. Okay. How can we be assured the management will not dilute existing stockholders further once a reverse stock split is effectuated?

David Spellman^ All right. So we’ve cut costs extensively so that we can fund the business with cash on hand and cash from revenue generated by Auryxia. The reality is the vote does not change our business plan as to what’s funded and what’s not.

We expect that our current cash on hand plus Auryxia revenue to fund our business for at least 12 months from our 10-K filing date about a month ago. We’re constantly working to extend our cash runway based on business performance. Proposal 1B reduces both the authorized shares as well as the shares available for issuance. If your concern is dilution, vote For on 1B.

Mercedes Carrasco^ Thanks, Dave. All right. So as we wrap up here, we’ve been asked if management is truly making decisions in the (inaudible) of the stockholders. John, do you want to wrap up with a response there?

John Butler^ Yes. I mean that’s — it’s an important question, and I’m glad it came in. We are focused on long-term sustained value for our stockholders. Our focus is a long-term focus. And as such, having a NASDAQ listing, we think, is an important part of that.

But when you think about the decisions we’re making have made subsequent today to the CRL. We’re looking to maximize Auryxia revenue. We’re looking to support vadadustat globally, which means seeing through the European and U.S. regulatory processes, and we’re looking to invest thoughtfully in our pipeline.

As a stockholder in Akebia, when we outline that vision and hopefully, you agreed with that as a strategic focus and executing on that should drive an increase in value of the company, which ultimately, we believe, should be reflected in the price of the stock.

The fact that it hasn’t done that in the short term, the fact that there could be short-term fluctuations in the stock price after reverse split. Those are realities. I can’t say they are not. But again, our focus is on that long term and delivering that long-term value for shareholders, we think ultimately will be delivered in the price of the stock.

So we’re continuing to operate our business to drive value. We are not anxious to do the reverse stock split, but we’re very anxious to maintain a NASDAQ listing because we think that’s the greatest way for us to continue to deliver value for shareholders over the long term. So we do ask for your vote for the reverse stock split because that’s what’s needed today to maintain that NASDAQ listing. So I want to thank you for your attention for joining us on the call today, and we look forward to communicating with you again in the future.

Operator^ This concludes today’s conference call. Thank you for participating. You may now disconnect.